Exhibit 99.1

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates	Bradley E. Larson
	(310) 277-5162	Chief Executive Officer
	info@BerkmanAssociates.com	www.MeadowValley.com
Meadow Valley First Quarter Net Income Increased
To $0.19 Per Share From $0.06 Per Share Last Year
     PHOENIX, ARIZONA, May 15, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that net income for the first quarter of 2006 increased to $0.19 per diluted share from $0.06 per diluted share for the first quarter of 2005.
First Quarter Results
     For the three months ended March 31, 2006, consolidated revenue increased 14.6% to $45.7 million from $39.9 million for the first quarter of 2005. Construction materials revenue increased 51.2% to $21.1 million for the first quarter of 2005 compared to $14.0 million for the same period last year, the result of mild weather and increased delivery capacity provided by the addition of new concrete mixer trucks during 2005. Construction services revenue decreased to $24.6 million for this year’s first quarter from $25.9 million a year ago, partly the result of reduced backlog versus recent quarters.
     Consolidated gross margin improved to 10.4% of revenue for this year’s first quarter compared to 4.9% for the first quarter of 2005. Construction materials gross margin increased to 12.6% from 7.7%, reflecting the increase in segment revenue and this year’s unusually favorable weather conditions that increased the number of days available to sell ready mix concrete compared to the first quarter of 2005, which experienced abnormally wet weather.
     Construction services gross margin increased to 8.4% from 3.3%, primarily reflecting the improved performance of one project and the completion of several other projects with profitability that exceeded expectations.
     Net income after minority interest for the first quarter of 2005 increased 242% to $864,000, or $0.19 per diluted share, from $252,000, or $0.06 per diluted share, for the first quarter of 2005. Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (RMI) (AMEX:RMX), completed an initial public offering of its common stock in August 2005. Meadow Valley currently owns approximately 2.0 million shares, or approximately 53%, of the outstanding common stock of RMI. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
     At March 31, 2006, Meadow Valley reported working capital of $20.4 million, including cash and cash equivalents of $16.9 million. Shareholders’ equity increased to $20.8 million compared to $19.8 million at December 31, 2005.
Backlog
     Contract backlog in the construction services segment at March 31, 2006 declined slightly to $64.5 million, including approximately $62 million scheduled to be completed in 2006. This compares to contract backlog at December 31, 2005 of $68.4 million.
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Meadow Valley First Quarter Net Income Increased To $0.19 Per Share From $0.06 Per Share Last
Year
May 15, 2006
Page Two
     “We remain focused on maximizing the potential profitability and minimizing the risk of every job we bid. As demonstrated by the improvement in profitability of our construction services operations for the first quarter, this strategy is delivering the results we are striving for. We are encouraged by the continued health of our core southern Nevada and Arizona markets, the increase in our bonding capacity, the number and quality of responsible bidders against whom we compete, and the skill and expertise of our managers and estimators. We are actively bidding on new contracts and are confident that we will be able to win significant new business. However, depending on our bidding results in the near term, our current backlog may affect the performance of construction services over the next several quarters,” said Chief Executive Officer Brad Larson.
Conference Call
     Meadow Valley has scheduled a conference call at 12:00 p.m. ET on Monday, May 15th. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.MeadowValley.com or at www.CompanyBoardroom.com. A replay will be available after 2:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 21291367 after 2:00 p.m. ET.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in southern Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Revenue:
Construction services	$24,619,028	$25,946,833
Construction materials	21,130,640	13,979,180

Total revenue	45,749,668	39,926,013

Cost of revenue:
Construction services	22,544,073	25,082,773
Construction materials	18,457,682	12,897,130

Total cost of revenue	41,001,755	37,979,903

Gross profit	4,747,913	1,946,110

General and administrative expenses	2,758,942	1,655,614

Income from operations	1,988,971	290,496

Other income (expense):
Interest income	189,256	177,763
Interest expense	(75,125)	(91,796)
Other income	20,738	18,060

	134,869	104,027

Income before income taxes and minority interest in consolidated subsidiary	2,123,840	394,523
Income tax expense	(784,326)	(142,028)

Income before minority interest in consolidated subsidiary	1,339,514	252,495
Minority interest in consolidated subsidiary	475,556	—

Net income	$863,958	$252,495

Basic net income per common share	$0.21	$0.07

Diluted net income per common share	$0.19	$0.06

Basic weighted average common shares outstanding	4,154,444	3,604,555

Diluted weighted average common shares outstanding	4,476,559	3,960,138

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$16,941,084	$23,565,317
Restricted cash	1,303,009	1,267,090
Accounts receivable, net	28,449,527	25,139,640
Prepaid expenses and other	2,714,710	3,171,670
Inventory, net	860,343	776,978
Costs and estimated earnings in excess of billings on uncompleted contracts	3,132,389	1,991,993
Deferred tax asset	773,428	760,724

Total current assets	54,174,490	56,673,412

Property and equipment, net	30,929,774	26,228,073
Refundable deposits	568,413	478,965
Claims receivable	3,521,080	3,521,080
Other receivables	115,000	115,000

Total assets	$89,308,757	$87,016,530

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,689,429	$18,521,558
Accrued liabilities	4,019,775	5,878,595
Notes payable	3,883,146	3,518,892
Obligations under capital leases	555,266	546,801
Income tax payable	339,797	391,202
Billings in excess of costs and estimated earnings on uncompleted contracts	6,318,080	5,903,087

Total current liabilities	33,805,493	34,760,135

Notes payable, less current portion	13,309,229	11,423,044
Obligations under capital leases, less current portion	292,967	434,998
Deferred tax liability	3,177,771	3,177,771

Total liabilities	50,585,460	49,795,948

Minority interest in consolidated subsidiary	17,900,352	17,424,795

Stockholders’ equity:
Preferred stock -$.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock -$.001 par value; 15,000,000 shares authorized; 4,160,853 and 4,136,912 issued and outstanding	4,161	4,137
Additional paid-in capital	13,982,089	13,818,913
Capital adjustments	(799,147)	(799,147)
Retained earnings	7,635,842	6,771,884

Total stockholders’ equity	20,822,945	19,795,787

Total liabilities and stockholders’ equity	$89,308,757	$87,016,530